Exhibit 10.1
February 21, 2023

Aaron Fox-Collis [***] [***]

Re:    Fresh Tracks Therapeutics, Inc.
    Amended and Restated Offer of Employment

Dear Aaron:
Fresh Tracks Therapeutics, Inc., f/k/a Brickell Biotech, Inc., a Delaware corporation (the “Company”), currently employs you pursuant to that certain Offer Letter dated as of June 30, 2020, and executed between you and the Company on July 1, 2020, with an effective date of July 15, 2020 (“Offer Letter”). The Company is now pleased to offer you continued employment at the Company in the position of Vice President, Finance and Chief Accounting Officer under the terms and conditions described below. You also will serve as the Company’s Principal Accounting Officer (“PAO”). This letter will fully rescind, supersede, and replace your original Offer Letter and states the complete terms and conditions of your employment with the Company in your new PAO role. Once signed by you, this letter will become a binding employment agreement between you and the Company (“Agreement”).

1.Responsibilities. You will report to the Company’s Chief Financial Officer or such other designated officer or employee of the Company, as so determined by the Company. You will work primarily from the Company’s Boulder, Colorado office headquarters or other locations on an as-needed basis, and shall be flexible to business-related travel. During your employment, you will perform faithfully and diligently the duties and responsibilities expected by the Company for and consistent with your position and devote your full-time attention and skill to the performance of such duties and responsibilities during normal working hours. In addition, you agree to comply fully with Company rules, regulations, policies, guidelines, and procedures which may have been or may be promulgated by the Company from time to time, and all applicable laws, in relation to the conduct of our business and shall supervise, manage, and liaise, where appropriate, with other relevant employees, officers, and directors, and contractors, agents, and representatives of the Company in accordance with such rules, regulations, policies, guidelines, procedures, and laws. While you render services to the Company, you will not engage in any other employment, consulting, board service, or other business activity (whether full time or part-time) that could create a potential conflict of interest with the Company or the Company’s business. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties and responsibilities for the Company as contained herein. Of course, the Company may change your position, title, duties, responsibilities, and/or place of employment from time to time as the Company deems necessary to fulfill business objectives.

2.Effective Date. The effective date of this Agreement shall be January 1, 2023 (“Effective Date”).

/s/ AFC /s/ AM

3.Salary. In consideration for your employee services as of and following the Effective Date, you will be paid a salary of Two Hundred and Twenty-Five Thousand United States Dollars and No Cents ($225,000.00) per annum (“Base Salary”), payable in semi-monthly installments consistent with the Company’s regular payroll schedule, less all applicable taxes and subject to the Company’s standard deductions and withholdings. The Company reserves the right to adjust the payment frequency with advance written notice to you. The Company will review your Base Salary from time to time and the Company may, but shall not be required to, increase the Base Salary during the term of your employment.
4.Performance Bonus. In addition to a Base Salary, you will be eligible to earn and receive an annual target performance bonus, in the Company’s sole discretion, of up to Twenty-Five Percent (25%) of your Base Salary per annum (“Performance Bonus”), less all applicable taxes and subject to the Company’s standard deductions and withholdings, based on the achievement of mutually agreed performance milestones established by your supervisor, in accordance with the goals and objectives of the Company, as the Company may establish from time to time, including in any bonus plan to be established. Nothing herein is a guarantee of any amount of Performance Bonus, or any Performance Bonus at all. In order to be eligible to receive a Performance Bonus, in addition to the other requirements contained herein, you must be employed for the full fiscal year to which the Performance Bonus applies. The Company shall have no obligation to provide you a Performance Bonus unless and until such a determination has been made by the Company consistent with the criteria described in this Section 4 of the Agreement at the conclusion of the applicable bonus period. Any Performance Bonus payable pursuant to this Section 4 shall be paid by the Company to you within three (3) months after the end of the bonus period in which it is earned. The Company will review your Performance Bonus from time to time and the Company may, but shall not be required to, increase the target percentage during the term of your employment.

5.Equity Awards. You were previously provided four (4) separate options by the Company to purchase a total of 3,743 shares of Company common stock at an exercise price equal to the fair market value of the stock as of the date of grant (“Stock Option(s)”). The vesting schedule and all terms, conditions, and limitations, and type, whether non-qualified, incentive or both, of the Stock Option(s), are set forth in the Stock Option grant notice(s), the Company’s standard stock option agreement(s) and the Company’s equity incentive plan, as previously provided to you, and may be amended by the Company. In addition, on January 24, 2023, the Company provided you with a Restricted Stock Unit Award (“RSU Award”) of 8,000 shares of Company Common Stock with a one-year time-based vesting schedule. The terms, conditions, and limitations of this RSU Award are as set forth in the Company’s RSU award notice, the Company’s standard RSU Award agreement, and the Company’s equity incentive plan and as any may be amended by the Company. From time to time during your term of employment the Company may grant you additional equity in the form of a stock option, restricted stock unit, or some other form, at the sole discretion of the Company (together with the Stock Option(s) and RSU Award shall collectively be known as “Equity Awards”). Any and all such Equity Awards shall be governed by and remain in effect in accordance with the terms, conditions and limitations of (i) the Company’s 2020 Omnibus Long-Term Incentive

/s/ AFC /s/ AM

Plan, as amended May 17, 2022, and as may further be amended, (ii) other Company plans covering Equity Awards that may become relevant during your term of employment, and (iii) applicable equity award agreements with respect to the Equity Awards entered into between you and the Company.

6.Benefit Plans. You will be eligible to participate in health, insurance, retirement, and other benefits as the Company may offer in its sole discretion from time to time, subject to the terms of the applicable policies, programs, and plans. The Company expressly reserves the right to change the benefit plans and programs it offers to its employees at any time for any reason.

The Company currently permits its full-time employees and eligible covered dependents to enroll in the Company’s medical, dental, and vision employee health insurance plans (the “Healthcare Plans”), and the Company pays in total the costs of all of the related premiums; however, this policy is subject to change by the Company at its sole discretion and the Company may end this practice and not pay for all or any of the Healthcare Plan premiums for its full-time employees and covered dependents and/or may terminate its Healthcare Plans at any time. Therefore, from the Effective Date, and during your full-time employment, the Company will pay directly the costs of your Healthcare Plan premiums chosen by the Company so long as you and any eligible dependents timely enroll and retain eligibility in the Company’s Healthcare Plans, as instructed. However, the Company reserves the right to eliminate all or a portion of these premium payments or participation by anyone in any Healthcare Plan at any time, upon notice to you.

7.Flexible Time-Off. You will be entitled to personal time off in accordance with the Company’s current flexible time-off (“FTO”), Company holiday, and sick leave policies. Personal days shall not interfere with the duties required to be rendered by you hereunder. Upon the conclusion of your employment for any reason, the Company shall pay you on the same date on which the Company pays your final wage payment the amount equal to (i) your Base Salary as of the date of your employment termination divided by 2080, multiplied by (ii) eight (8), multiplied by (ii) the number of days identified in the Paid Time-Off (PTO) Balance Acknowledgment Form attached as Attachment A to this Agreement, less all applicable taxes and subject to our standard deductions and withholdings.
8.Travel and Expenses. Upon submission of proper substantiation by you, and subject to such rules, guidelines, and policies as the Company may from time to time adopt, the Company shall reimburse you for all actual and reasonable travel expenses actually paid or incurred by you during the term of your employment in the course of and pursuant to the business of the Company. The Company will reimburse you for other pre-approved Company expenses and as set forth in Company policies, as these policies may be adjusted from time to time. You agree to account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company as a condition of reimbursement copies of all relevant invoices, receipts, or other evidence reasonably requested by Company.

/s/ AFC /s/ AM

9.Confidentiality and Inventions Assignment. You will continue to be bound by the Company’s Confidentiality and Inventions Assignment Agreement (“CIAA”), which you previously executed and which you will find in Attachment B.

10.At-Will Employment. Your employment with the Company will be “at-will”. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will. Any contrary representations or agreements, which may have been made to you, are superseded by this Agreement. The “at will” nature of your employment described in this Agreement shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your Base Salary or other compensation is stated in units of years or months does not alter the at-will nature of your employment and does not mean and should not be interpreted to mean that you are guaranteed employment by the Company to the end of any period of time or for any period of time. The “at will” term of your employment with the Company can be changed only in a writing signed by you and the Company’s Chief Executive Officer that expressly states the Company’s intention to modify the at-will nature of your employment.

11.Termination. Either you or the Company may terminate your employment at any time, for any reason, with or without Cause. Upon any termination of your employment with the Company, the Company shall, less all applicable taxes and subject to our standard deductions and withholdings, (i) pay to you any unpaid Base Salary through your termination date; (ii) pay to you any Paid Time-Off Balance pursuant to Section 7 of this Agreement; (iii) pay to you any earned but unpaid Performance Bonus pursuant to Section 4 of the Agreement, if any, for the bonus period ending prior to your termination date; (iv) reimburse you for actual and reasonable business expenses incurred by you for the Company prior to your termination pursuant to Section 8 of the Agreement; and (v) provide you with any vested benefits under any Company-sponsored employee benefit plan, with all the foregoing payable as a lump-sum payment, on the next regularly scheduled payroll date following the date of your termination unless required otherwise by applicable law or this Agreement (collectively, the “Accrued Obligations”).

Notwithstanding the foregoing, in the event that you are terminated by the Company without Cause (as that term is defined below), and subject to your execution of a separation and release agreement containing: (i) a general release of all claims you may have against the Company, its employees, officers, and directors in a form reasonably acceptable to the Company; and (ii) your agreement to continue to comply with your post-termination obligation(s) to the Company of this Agreement and any other agreements between you and the Company (the “Release”), in addition to the payment of the Accrued Obligations, the Company will further provide you with severance payments equal to (x) six (6) months of your Base Salary in effect as of the date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll schedule over the course of the six (6) month period immediately after the date of your employment termination, less all applicable taxes and subject to our standard deductions and withholdings; provided, however, the first installment of such payments will be delayed until the Company’s first regularly scheduled payroll date following the effective date of your Release and include payment for any other installments that

/s/ AFC /s/ AM

otherwise would have been paid after this termination date and before such payroll date but for such delay; and provided further that if such first regular payroll date following the effective date of your Release could occur in two separate calendar years, then the first installment of the severance payments will be made in the second of such calendar years (“Severance Payments”); and (y) an additional total amount equivalent to the amount necessary to cover the third-party health insurance premiums for you and your eligible dependents in effect as of your date of termination, including for medical, dental, and vision insurance coverages, for a period of six (6) months after such termination date to help you defray the costs of obtaining the same health benefits under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or an equivalent state right for continuation benefits, payable on the same payroll date as the first separation payment installment described above and deposited into a taxable or tax-exempt health reimbursement account (“HRA”) that may be available to you to receive such a payment that you designate in writing to the Company prior to the payment being paid (with Company reasonably assisting you with setting up an HRA for this purpose under applicable law within the aforementioned timing), or the Company, at its sole discretion, may elect to pay such premiums directly to the third-party provider(s) it utilizes to provide Company employee health insurance, or some other provider (“COBRA Reimbursement Payments”) (the Severance Payments and the COBRA Reimbursement Payments, collectively referred to as the “Severance Benefits”). To the extent allowed by Section 409A, the Company alternatively reserves its right, in its sole discretion, to pay the Severance Benefits to you as a lump sum, less applicable taxes and subject to the Company’s appropriate standard deductions and withholdings, payable on the next regularly scheduled payroll date following the effective date of your Release (but no later than sixty (60) calendar days after the termination date). Other than payment of the Severance Benefits and Accrued Obligations as stipulated above, the Company shall have no further liability pursuant to this Agreement in case of your termination by the Company without Cause.

For purposes of this Employment Agreement, the term “Cause” shall mean termination due to any of the following: (i) an action or omission by you which constitutes a willful and material breach of, gross negligence in connection with, or failure or refusal (other than by reason of your disability or death), to perform your duties and responsibilities under this Agreement or any other agreements you have with the Company, including, without limitation, the CIAA, which breach, failure, or refusal is not cured by you within fifteen (15) calendar days after your receipt of written notice of such act or omission from the Company; (ii) your material violation of any Company policy or guideline; (iii) you committing fraud, embezzlement, dishonesty, misappropriation of funds, harassment, violation of securities laws, physical violence, a breach of trust or fiduciary duties, or gross misconduct in connection with your employment by the Company; (iv) you being charged with any felony, or being convicted for or pleading guilty or no contest to any criminal offense involving dishonesty or a breach of trust; (v) your libel, slander, or defamation of the Company or its officers, directors, and employees; and/or (vi) you entering into direct competition with the Company.

If you resign or are terminated by Company for Cause, you will not be entitled to any Severance Payments. In these such cases, the Company shall have no liability other than payment of the Accrued Obligations as set forth above.

/s/ AFC /s/ AM

12.Change-in-Control of the Company.

In the event that the Company terminates your employment without Cause within twelve (12) months following a Change-in-Control in the Company (as defined below in this Section 12), subject to your execution of a Release (as described above in Section 11), in addition to the payment of the Accrued Obligations, the Company shall pay to you a lump-sum payment, on the next regularly scheduled payroll date following the effective date of the Release (but no later than sixty (60) calendar days after the termination date), (i) the equivalent of the sum of nine (9) months of your Base Salary in effect as of the date of termination less all applicable taxes and subject to our standard deductions and withholdings, and (ii) the equivalent of nine (9) months of COBRA Reimbursement Payments (collectively, the “Change-in-Control Severance Benefits”).

Other than payment of the Change-in-Control Severance Benefits and Accrued Obligations as stipulated above, the Company shall have no further liability pursuant to this Employment Agreement in case of your termination by the Company pursuant to this Section 12.

Should severance be triggered by a Change-in-Control, severance for termination without Cause will no longer apply and shall be read as deleted from this Agreement.

For purposes of this Agreement, the term “Change-in-Control” shall mean approval by the shareholders and/or the Board of the Company, as required, of (i) an acquisition, reorganization, merger, reverse merger, consolidation, or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such acquisition, reorganization, merger, reverse merger, consolidation, or other transaction, do not, immediately thereafter, own more than Fifty Percent (50%) of the combined voting power entitled to vote generally in the election of directors of the acquired, reorganized, merged, reverse merged, or consolidated Company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such acquisition, reorganization, merger, reverse merger, consolidation, or other transaction, or (ii) any liquidation, dissolution, winding-up, insolvency, entering receivership, or bankruptcy of the Company, or (iii) the sale, transfer, and/or assignment of all or substantially all of the assets of the Company (unless such acquisition, reorganization, merger, reverse merger, consolidation, or other corporate transaction, liquidation, dissolution, wind-up, insolvency, receivership, bankruptcy, or sale, transfer, or assignment subsequently is abandoned).

13.Section 409A – Nonqualified Deferred Compensation, Other.
13.1General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) covering, among other things, nonqualified deferred compensation, or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under

/s/ AFC /s/ AM

this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, or as a short-term deferral, or any other eligible payments, including but not limited to payments from qualified plans like pension and 401(k) plans, death benefit plan, and welfare benefits including vacation leave, paid time off, sick leave, and/or disability pay, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under Sections 11 or 12 of this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.
13.2Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the date of your termination, or, if earlier, on your death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your termination from employment occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
13.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

/s/ AFC /s/ AM

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
14.Section 280G – Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you hereunder (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 14 of the Agreement will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 14. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 14. Any reduction in payments and/or benefits required by this Section 14 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.
15.Exempt Employment. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
16.Severability. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement is invalid or more restrictive than permitted under the governing law of such jurisdiction, then such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

/s/ AFC /s/ AM

17.Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than claims you may have for workers’ compensation or unemployment insurance benefits) shall be submitted to final, binding, and conclusive arbitration in the county of Boulder, state of Colorado, according to the provisions of the American Arbitration Association (“AAA”)’s Employment Arbitration Rules and Mediation Procedures (“Rules”) then in effect (except to the extent that the procedures outlined below differ from such Rules or the parties agree otherwise) and the substantive law of the Federal Arbitration Act, and as may be amended (“FAA”). In the event of any inconsistency between the FAA and the Rules, the FAA will prevail. The Rules are available on-line at www.adr.org.
Within thirty (30) calendar days after written notice by either party is given to the other party that a dispute exists under this Agreement and that arbitration is required hereto, each party must select an arbitrator and those two arbitrators shall select a third arbitrator promptly, but in no event later than thirty (30) calendar days after their own selection. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The Arbitrators’ decision shall be final, binding and conclusive on the parties to arbitration. The arbitrators’ award may be enforced, and judgment entered on such award, in any court of competent jurisdiction. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the Company. The cost of any attorney fees shall be borne by each party individually, unless the payment of such fees is awarded to the prevailing party by the arbitrators.

Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights provided herein. The parties agree that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

BY SIGNING THIS AGREEMENT, EACH PARTY IS GIVING UP ITS RIGHT TO A JURY TRIAL AND ITS RIGHT TO BRING OR PARTICIPATE IN A CLASS/COLLECTIVE ACTION, IF ANY, IN COURT. ALL CLAIMS WILL BE RESOLVED EXCLUSIVELY THROUGH ARBITRATION, AS ALLOWED BY LAW. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.

18.Choice of Law. This Agreement, and the terms of your employment, shall each be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws issues.

19.Headings. Any heading used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions thereof.

/s/ AFC /s/ AM

This Agreement contains the complete and exclusive terms and conditions of your employment and does hereby modify, cancel, and supersede any and all prior agreements, whether written or oral, including but not limited to your Offer Letter. You agree to continue to abide by all applicable laws and regulations, all Company policies, guidelines, and procedures, and that you are bound by the terms and conditions of this Agreement executed by you and any other Company agreement that you enter into as an employee of the Company.

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/s/ AFC /s/ AM

If you wish to accept this Agreement under the terms and conditions described above, please sign and date it and return it to me by midnight Mountain Time, February ___, 2023, which if not returned by then, this offer of amended and restated employment by the Company will expire automatically.

Sincerely,

FRESH TRACKS THERAPEUTICS, INC.

		By:	/s/ Albert N. Marchio II
		Name:	Albert Marchio
		Title:	Chief Financial Officer
		Date:	Feb 22, 2023

ACKNOWLEDGED AND AGREED BY YOU:

By:	/s/ Aaron Fox-Collis
Date:	Feb 22, 2023

ATTACHMENT A

Signed Paid Time-Off (PTO) Balance Acknowledgment Form
for Aaron Fox-Collis

/s/ AFC /s/ AM

ATTACHMENT B

Signed Confidentiality and Inventions Assignment Agreement
by Aaron Fox-Collis
13
/s/ AFC /s/ AM